Exhibit 10.10

MEDPRO SAFETY PRODUCTS, INC.
2008 STOCK AND INCENTIVE COMPENSATION PLAN

NONQUALIFIED STOCK OPTION
AWARD AGREEMENT
(Exercise Time Specified)

     This is a NONQUALIFIED STOCK OPTION AWARD AGREEMENT (the “Agreement”) dated as of August 18, 2008 (“Grant Date”), by and between MedPro Safety Products, Inc., a Nevada corporation (the “Company”), and _______________ (the “Optionee”).

Recitals

     A. Subject to shareholder approval, the Board of Directors of the Company (the “Board”) adopted the 2008 MedPro Safety Products, Inc. Stock and Incentive Compensation Plan (the “Plan”).

     B. The Committee has determined that it is in the best interests of the Company and appropriate to the stated purposes of the Plan that the Company grant to the Optionee an option to purchase shares of the Company’s common stock (“Shares”) pursuant and subject to the terms, definitions, and conditions of the Plan.

     C. Any capitalized terms used but not defined herein shall have the respective meanings given them in the Plan, a copy of which is attached hereto and incorporated by reference herein in its entirety.

     NOW, THEREFORE, the Company and the Optionee do hereby agree as follows:

SECTION 1 — GRANT OF OPTION

     Subject to the terms and conditions of this Agreement, the Company hereby grants to the Optionee an option (the “Option”) to purchase all or any part of ___________ Shares. The Option is subject to the terms set forth herein and in all respects to the terms and provisions of the Plan applicable to Nonqualified Stock Options. This Option is not intended to be an incentive stock option as described in Code Section 422.

SECTION 2 — OPTION PRICE

     The option price hereunder is $1.81 per Share, which price the Company believes is currently below the fair market value per Share. Accordingly, the Option may constitute “deferred compensation” pursuant and subject to Code Section 409A.

SECTION 3 — DURATION OF OPTION

     Subject to acceleration upon a Change of Control, as defined in Section 2.5 of the Plan, and subject to such shorter period as provided herein, including Section 8 of this Agreement (related to Termination of Service), the Option shall be exercised with respect to Shares vested at that time as set forth on the attached Schedule A upon the events set forth in Section 4, provided the Optionee is employed by the Company on the date such event occurs.

SECTION 4 — EXERCISE OF OPTION

     Subject to the restrictions set forth in Section 8, the Optionee shall exercise the Option or it shall lapse if not so exercised, as described and in compliance with the following terms set forth herein:

     (a) Time of Exercise. The Option must be automatically exercised by the Optionee, to the extent vested pursuant to Schedule A, 30 days after the first of the following events to occur:

(i) Termination of Service;

(ii) Change of Control; or

(iii) January 1, 2013.

     (b) Method of Exercise. The Optionee shall exercise portions or all of the vested Option by written notice, which shall:

(i) state the election to exercise the Option, the number of Shares in respect of which it is being exercised, and the Optionee's address and Social Security Number;

(ii) contain such representations and agreements, if any, as the Board may require concerning the holder's investment intent regarding such Shares;

(iii) acknowledge and accept the restrictions on transfer of the Option Stock as required by Section 9 of the Plan;

(iv) be signed by the Optionee; and

(v) be in writing and delivered in person or by certified mail to the Chairman of the Board.

     (c) Payment Upon Exercise of Option. Payment of the full Option Price for Shares upon which the Option is exercised plus any income and employment tax withholding (if applicable) shall accompany the written notice of exercise described above. Such payment may be in cash, in shares of Stock owned by the Optionee, through a direction to the Company to retain Shares that would otherwise be issued on exercise with a fair market value equal to the Option Price or a combination thereof, as set forth in Section 6.8 of the Plan. The Company shall cause to be issued and delivered to the Optionee the certificate(s) representing such Shares as soon as practicable following the receipt of notice and payment described above.

SECTION 5 — NONTRANSFERABILITY OF OPTION

     The Option shall not be transferable or assignable by the Optionee except as set forth in Section 14.14 of the Plan. The Option shall be exercisable, during the Optionee's lifetime, only by the Optionee. The Option shall not be pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process. Except as set forth in Section 14.14 of the Plan, any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any process upon the Option, shall be null, void and without effect. Such Option may be transferable by will or the laws of descent and distribution upon the death of the Optionee.

SECTION 6 — EFFECT OF AMENDMENT, SUSPENSION
OR TERMINATION OF EXISTING OPTIONS

     No amendment, suspension or termination of the Plan shall, without the Optionee's written consent, alter or impair the Option granted under the terms of this Agreement. Notwithstanding the preceding to the contrary, the Optionee agrees that the Company may, in its sole and absolute discretion, without the prior consent of the Optionee, modify or amend the terms of the Option in any manner it deems necessary to comply with Code Section 409A, including provisions related to the exercise of the Option; provided, however, the Optionee acknowledges that the Company has no affirmative obligation to exercise such discretion or to otherwise ensure that the Option complies with Code Section 409A or is subject to any particular tax treatment.

SECTION 7 — RESTRICTIONS ON ISSUING SHARES

     Shares shall not be issued pursuant to the exercise of the Option, unless the issuance and transferability of the Shares shall comply with all relevant provisions of law, including, but not limited to, the (i) limitations, if any, imposed by applicable state law; (ii) restrictions, if any, imposed by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission; and (iii) requirements of any stock exchange upon which the Stock may then be listed. The Board may, in its discretion, determine if such restrictions or such issuance of Shares so complies with all relevant provisions of law. Any certificate issued upon exercise of an Option shall bear any legend that the Committee deems appropriate to reflect any restrictions on transfer.

     SECTION 8 — EXERCISE AFTER TERMINATION OF SERVICE

     After an Optionee's Termination of Service, an Option may be exercised only with respect to the number of Shares which the Optionee could have acquired by an exercise of the Option immediately before the Termination of Service. Any Option exercised under this Section may be exercised by the legal representative of the estate of the Optionee or by the person or persons who acquire the right to exercise such Option by bequest or inheritance. If the Committee determines in the particular case that there was Cause for Termination of Service, the right to exercise the Option shall immediately terminate upon Termination of Service.

     For purposes of this Agreement, "Cause" shall mean the Optionee's (i) willful failure to substantially perform Optionee’s assigned duties, (ii) repeated gross negligence in performing such Optionee’s duties, (iii) illegal conduct in performing such Optionee’s duties, (iv) willful actions contrary to the Company’s interest, (v) repeated refusal to comply with the reasonable and lawful instructions of management of the Company or a subsidiary, or (vi) breach of any covenant, provision, term or undertaking set forth in this Agreement or in any separate employment agreement between Optionee and the Company.

SECTION 9 — COVENANTS

     9.1 Covenants of Nondisclosure.

          (a) Employment Relationship and Acknowledgments. Optionee acknowledges that:

               (i) Optionee's employment by the Company creates a relationship of confidence and trust between Optionee and the Company and as a result Optionee has fiduciary obligations and duties to the Company such as a fiduciary duty of loyalty;

               (ii) the Company has a proprietary interest in documents and information applicable to its business or to the business of its clients and customers which may be made known to Optionee during the period of Optionee's employment;

               (iii) "Confidential Information" means information, not generally known in the industry in which the Company is or may be engaged, disclosed to Optionee, or known by Optionee, as a consequence of or through his employment by the Company or its predecessors and successors, about the Company's costs, pricing, marketing, ideas, problems, developments, research records, technical data, processes, products, plans for products or service improvement and development, business and strategic plans, financial information, forecasts, customer records and any other information which derives independent economic value, actual or potential, and all other information of a trade secret or confidential nature; and

               (iv) "Confidential Material" means any writing of any kind, obtained by Optionee as a consequence of or through his employment by the Company or its predecessors, containing any Confidential Information and shall include, without limiting the generality of the foregoing, customer lists, price lists, financial data, operating instructions, forms and manuals, procedural instructions, information stored in computers or on computer disks or computer printouts, computer programs, any physical property of the Company or any of its sources with which insurance is placed, policyholders, expiration or renewal dates, inspection or credit reports and data on insurance risks being written, catalogs, records, drawings, blueprints, notes, notebooks, and all other materials of a trade secret or confidential nature.

          (b) Confidentiality Agreement.

               (i) Restricted Disclosure and Use. Notwithstanding any other provision of this Agreement, unless Optionee shall first secure the Company's written consent signed by an officer of the Company, and except for authorized use in performance of Optionee's duties on behalf of and for the benefit of the Company, Optionee shall not disclose to any others, or use, at any time, in any way, or anywhere, either during or subsequent to employment with the Company, any trade secret or other Confidential Information (of either technical or non-technical nature) of the Company.

               (ii) Return of Materials Upon Termination. Upon the end of Optionee's employment, Optionee shall deliver to the Company within three business days all Confidential Material relating in any way to the Company's business and which are in the possession of or under the control of Optionee, whether made, written or obtained by Optionee or others. Optionee shall retain no copies of such materials, either for Optionee's own use or otherwise. Optionee shall also deliver to the Company within three business days of the end of Optionee's employment all other Company property in Optionee's possession or control.

          (c) Binding Nature. Optionee hereby expressly agrees that the covenants in this Section 9.1 shall be binding upon Optionee's heirs, successors and legal representatives.

          (d) Non-Disclosure of Information to Subsequent Companies. If, following termination or cessation of Optionee's employment, Optionee accepts other employment or enters into a business relationship with any person, partnership, corporation or other entity doing business of the kind then being performed by the Company, Optionee shall obtain from said second employer and shall provide to the Company a written acknowledgment by the successor employer of its notification of the terms of Section 9.1 of this Agreement. The provisions of this Section 9.1 shall survive any termination of this Agreement.

     9.2 Restrictive Covenants.

          (a) Nonsolicitation of Employees, Etc. Optionee hereby covenants and agrees that during the term of Optionee’s employment with Company and throughout the Restricted Period, Optionee will not, directly or indirectly, solicit, divert, induce, encourage or attempt to solicit, divert, induce or encourage any person who was an employee, agent, consultant, independent contractor, vendor, supplier or service provider of Company or its affiliates at the time of Optionee’s termination of employment or within six (6) months prior to such termination of employment, to leave or reduce his or her employment, relationship or other arrangement with Company or any of its affiliates. Further, during the Restricted Period, Optionee shall not directly or indirectly, on behalf of himself or another person or entity, hire, engage the services of, or attempt to hire or engage the services of, any person or entity who was an employee, agent, consultant, independent contractor, vendor, supplier or service provider of Company or its affiliates at the time of Optionee’s termination of employment or within six (6) month prior to such termination.

          (b) Nonsolicitation of Customers. Optionee hereby covenants and agrees that during the term of Optionee’s employment with Company and throughout the Restricted Period, Optionee will not, directly or indirectly, solicit, divert, induce, encourage or attempt to solicit, divert, induce or encourage any customer of Company or its affiliates at the time of Optionee’s termination of employment or within six (6) months prior to such termination of employment, to terminate or reduce the customer’s relationship with Company or any of its affiliates. Further, during the Restricted Period, Optionee shall not directly or indirectly, on behalf of himself or another person or entity, hire, provide products or services to any person or entity or engage the services of, or attempt to hire or engage the services of, any person or entity who was a customer of Company or its affiliates at the time of Optionee’s termination of employment or within six (6) month prior to such termination.

          (c) Noncompetition. Optionee hereby covenants and agrees that during the term of Optionee’s employment with Company and throughout the Restricted Period, Optionee will not, either directly or indirectly, in any capacity (including, but not limited to, in the capacity as an employer, employee, sole proprietor, principal, partner, member, officer, director, stockholder, consultant, agent, independent contractor or service provider (other than a minority shareholder or other equity interest holder of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter)), on Optionee’s own behalf or in the service or on behalf of others, engage in, have any equity or profit interest in, advise, manage, or render or perform services to any business entity or individual engaged in business which is in competition with Company or its affiliates or provides products similar to those provided by Company or its affiliates within any country wherein Company or any of its affiliates has customers, an office, an operation, sells or markets their products or services.

          (d) Restricted Period. For purposes of this Agreement, the “Restricted Period” shall mean the period ending two (2) years after Optionee terminates employment with Company or any of its affiliates. The running of the Restricted Period shall be tolled for any period during which Optionee is in violation of the restrictions set forth herein.

          (e) Enforcement. Optionee acknowledges that the duties, obligations and restrictions imposed upon him in this Agreement are special, unique and of an extraordinary character, and that in the event of Optionee’s breach or threatened breach of any portion of this Agreement, the damage to Company and its affiliates would be irreparable or could not be adequately measured in money damages. Optionee represents and further acknowledges that any breach or threatened breach of his duties, obligations and restrictions under this Agreement will cause Company and its affiliates immediate and irreparable injury, loss and damage before legal notice can be had upon Optionee, or his attorney, or before a judicial hearing can be held. Therefore, Optionee agrees that Company may protect its interest by seeking and obtaining specific performance or a court injunction (both temporary and permanent), in addition to any provable money damages, costs and reasonable attorneys fees, along with any other remedies they may have at law and equity, for any breach or threatened breach of the Agreement. Optionee also agrees that it is important for any prospective person or business entity entering into an arrangement with Optionee which might be impacted by the restrictive covenants set forth herein to be made aware of this Agreement. Accordingly, Optionee further agrees to provide a copy of this Agreement to any person or business entity with whom Optionee considers entering into any arrangement of any nature which would be impacted by this Agreement. Should Optionee fail to provide this information, Optionee further agrees that Company may forward a copy of this Agreement to any person or business entity entering into an arrangement of any nature with Optionee which it believes would be impacted by this Agreement and Optionee releases Company and its affiliates from any and all claimed liability or damage by virtue of such disclosure. The provisions of this Section 9.2 shall survive the termination of this Agreement for any reason, including but not limited to, the expiration of its term.

     9.3 Inventions, Discoveries, etc. The Optionee acknowledges that right, title and interest in and to all inventions, discoveries, design ideas, computer programs, formulas, drawings, models, processes, methods, techniques, devices and data and any and all patents, copyrights, and improvements to any of the foregoing developed by the Optionee during his employment with the Company and relating to the Company's business, are the property of the Company and are Confidential Information of the Company and will be kept in confidence. Further, the Optionee shall assign to the Company all of the Optionee's right, title and interest in and to all such inventions and discoveries and other Confidential Information from and after the time of creation. The Optionee agrees to disclose promptly to the Company all such inventions, discoveries and other Confidential Information and to comply with the Company's reasonable instructions and sign documents for the purpose of vesting, confirming or securing the Company's title thereto, and the Optionee agrees to do anything else reasonably necessary to enable the Company to secure a patent, to register a copyright or to otherwise protect the Company's interest in such inventions, discoveries and other Confidential Information.

SECTION 10 — ACKNOWLEDGEMENTS

     The Optionee acknowledges receipt contemporaneously herewith of a copy of the Plan, and the Optionee represents that Optionee is familiar with the terms and provisions thereof and hereby accepts the Option subject to all the terms and provisions thereof. Any capitalized term used herein and not otherwise defined shall have the meaning given in the Plan. The Optionee acknowledges that nothing contained in the Plan or this Agreement shall (a) confer upon the Optionee any additional rights to continued employment by the Company or any corporation related to the Company; or (b) interfere in any way with the right of the Company to terminate the Optionee's employment or change the Optionee's compensation at any time.

SECTION 11 — TERM OF AGREEMENT

     This Agreement shall terminate upon the earlier of (i) complete exercise or termination of the Option; (ii) mutual agreement of the parties; or (iii) expiration of the Option Period.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto, but actually on the dates set forth below.

MedPro Safety Products, Inc.

_____________________________________	By _________________________________
Optionee:	Title: President/COO

Date: ________________________________	Date: _______________________________